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                                                                     Exhibit 5.1


                           Morgan, Lewis & Bockius LLP



                                                                November 6, 2000


Transmedia Network Inc.
11900 Biscayne Boulevard
North Miami, Florida  33181


Re: Registration Statement on Form S-3


Ladies and Gentlemen:

We have acted as counsel to Transmedia Network Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to an aggregate of 2,935,511 shares of Series A preferred stock, $.10 par value per share, of the Company (or the number of shares of common stock, $.02 par value per share, into which the preferred stock is converted prior to their sale) ("Preferred Shares"), 6,473,523 shares of common stock, par value $.02 per share (the "Common Shares"), of the Company and warrants (the "Warrants") to purchase an aggregate of 6,583,566 shares of Common Stock ("Warrant Shares").

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the Purchase Agreement, dated as of December 15, 1997, between the Company and East American Trading; the Stock Purchase and Sale Agreement, dated as of November 6, 1997, among the Company, Samstock, L.L.C. and EGI-Transmedia Investors, L.L.C.; the Standby Purchase Agreement, dated as of June 30, 1999, between the Company and Samstock, L.L.C.; the Stock Purchase and Sale Agreement, dated as of April 28, 2000, by and among Minotaur Partners II, L.P., ValueVision International Inc., Dominic Mangone, Raymond Bank and Transmedia; and the Stock Purchase and Sale Agreement, dated as of April 28, 2000, among Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward, George S. Weidemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman, Samstock, L.L.C., Thomas J. Litle and the Company. We have also reviewed such other documents, records, resolutions, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

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Based on the foregoing, we are of the opinion that:

(1) The Common Shares have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

(2) The Preferred Shares have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

(3) The Warrant Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued by the Company, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,



/s/  MORGAN, LEWIS & BOCKIUS LLP